UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 20, 2022

Strategic Storage Trust VI, Inc.

(Exact name of registrant as specified in its charter)

Maryland	333-256598	85-3494431
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10 Terrace Road, Ladera Ranch, California 92694

(Address of principal executive offices, including zip code)

(877) 327-3485

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
None	None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01. Entry into a Material Definitive Agreement.

On September 20, 2022, Strategic Storage Trust VI, Inc. (the “Company”), through certain wholly-owned subsidiaries (the “Borrowers”), entered into a CAD$16.5 million financing with National Bank of Canada (“National Bank”) as lender pursuant to a non-revolving term facility credit agreement (the “Loan”).

Please see Item 2.03 below for a description of the Loan. The information set forth under Item 2.03 of this Current Report on Form 8-K is incorporated by reference into this Item 1.01.

Item 2.01. Completion of Acquisition or Disposition of Assets.

As reported earlier, on August 18, 2022, a subsidiary of the Company entered into an assignment agreement with an affiliate of SmartStop Self Storage REIT, Inc. ("SmartStop") to acquire such affiliate's right, title and interest in and to a purchase and sale agreement with an unaffiliated third party for the acquisition of a self storage facility located in Burlington, Ontario, Canada (the “Burlington Property”). The acquisition of the Burlington Property closed on September 20, 2022. The Burlington Property contains approximately 92,400 net rentable square feet of storage space and 890 self storage units. The purchase price for the Burlington Property was approximately CAD$35.5 million, plus closing and acquisition fees, which was funded with a combination of proceeds from the Company’s public offering and the Loan, as described in Item 2.03 below.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As described in Item 1.01, above, on September 20, 2022, the Company entered into the Loan with National Bank. The Loan is secured by a first mortgage on the Burlington Property.

Pursuant to the loan agreement for the Loan (the “Loan Agreement”), the interest rate is equal to the 1 month Canadian Dollar Offered Rate ("CDOR"), plus the 2.25%. As of September 20, 2022, the interest rate on the Loan was approximately 5.94%. The Loan also has an initial term of three years, maturing on September 20, 2025, and monthly payments are principal and interest, calculated using a 25 year amortization.

The Loan Agreement contains a debt service coverage ratio covenant applicable to the Borrowers whereby the Burlington Property must have a debt service coverage ratio as defined in the Loan Agreement. The Loan Agreement also contains customary affirmative, negative and financial covenants, agreements, representations, warranties and borrowing conditions, and events of default, all as set forth in the Loan Agreement. The Company serves as a full recourse guarantor with respect to the Loan.

The information set forth above in this Item 2.03 does not purport to be complete and is qualified in its entirety by the full text of the Loan Agreement attached to this Current Report on Form 8-K as Exhibit 10.1, which is incorporated into this Item 2.03 by reference.

Item 7.01. Regulation FD Disclosure.

The Company issued press releases announcing the acquisition of the Burlington Property, as well as a self storage facility located in Oxford, Florida. Copies of the press releases are attached as Exhibits 99.1 and 99.2 to this Current Report on Form 8-K and are incorporated herein solely for purposes of this Item 7.01 disclosure.

Pursuant to the rules and regulations of the Securities and Exchange Commission, the information in this Item 7.01 disclosure, including Exhibits 99.1 and 99.2, and information set forth therein, is deemed to have been furnished and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section. Such information shall not be incorporated by reference into any filing of the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 8.01. Other Events.

On September 20, 2022, the board of directors of the Company authorized a daily distribution rate of approximately $0.001698 per day per share on the outstanding shares of common stock payable to Class A, Class T,

Class W and Class P stockholders of record of such shares as shown on the Company’s books at the close of business on each day of the period commencing on October 1, 2022 and ending December 31, 2022. In connection with this distribution, for the stockholders of Class T shares, after the stockholder servicing fee is paid, approximately $0.001424 per day will be paid per Class T share and for the stockholders of Class W shares, after the dealer manager servicing fee is paid, approximately $0.001569 per day will be paid per Class W share. Such distributions payable to each stockholder of record during a month will be paid the following month. This daily distribution rate was an increase from the previous daily distribution rate of approximately $0.00164 per day per share.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

10.1 Non-Revolving Term Facility Credit Agreement, dated as of September 20, 2022

99.1 Press Release, dated September 20, 2022

99.2 Press Release, dated September 21, 2022

104 Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STRATEGIC STORAGE TRUST VI, INC.

Date: September 22, 2022	By: /s/ Matt F. Lopez
Matt F. Lopez
Chief Financial Officer and Treasurer